Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form S-3 of Sabra Health Care REIT, Inc. of our report dated March 28, 2022, with respect to the consolidated financial statements of Chief1 Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2021 and for the year then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern) and to the reference to us under the heading “Experts” which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Plymouth Meeting, Pennsylvania

November 10, 2022